Exhibit 10.7
Execution Version
FOURTH AMENDMENT TO
CRUDE OIL SUPPLY
AGREEMENT
     THIS FOURTH AMENDMENT TO CRUDE OIL SUPPLY AGREEMENT (this “Amendment”) is entered into effective as of January 25, 2010 (the “Effective Date”), between Vitol Inc. (“Vitol”) and Coffeyville Resources Refining & Marketing, LLC (“Coffeyville”).
     WHEREAS, Vitol and Coffeyville are parties to a Crude Oil Supply Agreement dated December 2, 2008, as amended pursuant to that certain First Amendment to Crude Oil Supply Agreement dated effective January 1, 2009, that certain Second Amendment to Crude Oil Supply Agreement dated effective July 7, 2009, that certain Third Amendment to Crude Oil Supply Agreement dated effective January 1, 2010, and as clarified pursuant to that certain Memorandum of Clarification dated December 31, 2008 (such agreement, as amended and clarified, the “Supply Agreement”); and
     WHEREAS, Vitol and Coffeyville have agreed to further amend certain terms and conditions of the Supply Agreement;
     NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Vitol and Coffeyville do hereby agree as follows:
     1. Definitions. Section 1.1 of the Agreement is amended to add or amend the following definitions:
     “Agreed Costs” means, for purposes of calculating the Transfer Price, any transportation or other costs that the Parties mutually deem to apply with respect to the Specified Transaction. It is the intent of the Parties that Agreed Costs shall only be applicable with the consent of both Parties. With regard to Agreed Costs for the Transfer Price of a Special Crude Oil Lot, Agreed Costs shall be evidenced by a Special Crude Oil Lot Confirmation.
     “Counterparty” means, with respect to a Third Party Contract, the third party suppliers of Crude Oil to be purchased by Vitol and sold to Coffeyville pursuant to the terms hereof. The Counterparty to a Third Party Contract may include Coffeyville.
     “Crude Oil Withdrawal” has the meaning set forth in Section 10.2. Crude Oil Withdrawal may also include the withdrawal of some or all of a Special Crude Oil Lot.
     “Day Charge” means the Base Interest Rate plus one percent (1%), calculated on the basis of a 360-day year. With respect to a Special Crude Oil Lot, the Day Charge will be as set forth in the applicable Special Crude Oil Lot Confirmation and will be referred to herein as the “Special Crude Oil Lot Day Charge”.
     “Delivery Point” means, for Crude Oil, the outlet flange of the meter at the connection between the Plains Pipeline System and the Broome Station storage facility. The Delivery Point for Special Crude Oil Lots being purchased from Coffeyville by Vitol, shall be in tank in the Special Crude Oil Lot Tank in which such Special Crude Oil Lot is being stored. The Delivery Point for Special Crude Oil Lots (or portions thereof) sold by Vitol to Coffeyville shall be, as applicable, in tank in the Special Crude Oil Lot Tank in which such Special Crude Oil Lot is stored if the entirety of the contents of the applicable Special Crude Oil Lot Tank is being purchased by Coffeyville or, if a portion of the contents of a Special Crude Oil Lot Tank is being purchased by Coffeyville, the Delivery Point shall be the outlet flange of the applicable Special Crude Oil Lot Tank.
     “Origination Fee” shall mean a fee payable by Coffeyville to Vitol in the amount of $0.22 per Barrel. The Origination Fee shall apply to each Barrel that is the subject of a Third Party Contract, irrespective of whether such Barrels are delivered to Coffeyville, resold or exchanged in a subsequent transaction. The Origination Fee shall not apply, however, to the Initial Inventory or to any Special Crude Oil Lots.
     “Special Crude Oil Lot” means a volume of crude oil (measured in Barrels) purchased by Vitol from Coffeyville pursuant to a Special Crude Oil Lot Confirmation, and stored in one or more Special Crude Oil Lot Tanks, and any volume of such crude oil (measured in Barrels) subsequently repurchased by Coffeyville from Vitol pursuant to a Special Crude Oil Lot Confirmation.
     “Special Crude Oil Lot Gains and Losses” means any difference (positive or negative) for a stated period between the volume of Special Crude Oil Lots purchased by Vitol from one or more Counterparties and the corresponding volume that is actually delivered to Coffeyville at the Delivery Point, which results from in-transit or in tank gains and losses, excluding any Catastrophic Loss but including small spills occurring in the ordinary course of operations.
     “Special Crude Oil Lot Stored Quantity” means the total volume of Special Crude Oil Lot(s) stored in the Special Crude Oil Lot Tank(s) as determined by the Independent Inspector from time to time. The Independent Inspector will include in its inventory report the total quantity and quality of the Special Crude Oil Lot(s) in each of the Special Crude Oil Lot Tank(s).
     “Special Crude Oil Lot Tanks” means the storage tanks specified by the Parties pursuant to a Special Crude Oil Lot Confirmation for purposes of storing a Special Crude Oil Lot.
     “Transfer Price” has the meaning set forth in Section 12.1. The Transfer Price of a Special Crude Oil Lot shall be as set forth in the applicable Special Crude Oil Lot Confirmation.

     “Working Capital Balance” means for each day in the applicable Working Capital Period, the cumulative balance during such Working Capital Period, calculated as the difference between (i) the amount of cash received from Coffeyville for the purchase of Crude Oil and (ii) the amount of cash expended by Vitol to purchase Crude Oil for Coffeyville during such Working Capital Period. It is the intention of the Parties that the Working Capital Balance shall be calculated as a running balance and that a negative balance shall indicate that more money was expended by Vitol during such period than received, and conversely, a positive balance shall indicate that more money was received by Vitol during such period than expended. With regard to a Special Crude Oil Lot, a separate Working Capital Statement shall be maintained. With further regard to a Special Crude Oil Lot, the Working Capital Balance shall include any further components as agreed to by the Parties. The resolution and payment of any amount related to the Working Capital Balance for a Special Crude Oil Lot shall be at a time interval as agreed to by the Parties.
     2. Article 7.7. Article 7.7 is deleted and replaced in its entirety as follows:
7.7 Insurance. Coffeyville and Vitol, respectively, shall procure and maintain in full force and effect throughout the term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise as subsequently agreed, in respect of Vitol’s purchase of Crude Oil and Special Crude Oil Lots under this Agreement (provided the foregoing shall not limit Coffeyville’s obligation to reimburse any insurance costs pursuant to Article 12):
     (a) With respect to all Crude Oil (including, but not limited to Crude Oil cargoes) for which Vitol bears the risk of loss pursuant to Section 9.2 herein, Vitol shall have an insurable interest and shall procure and maintain property (cargo) damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost. In the event that the market value or potential full replacement cost of all Crude Oil exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, Vitol will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that Vitol will promptly notify Coffeyville (and, in any event prior to the transportation of any Crude Oil that would not be fully insured) of Vitol’s inability to fully insure any Crude Oil and provide full details of such inability.
     (b) With respect to all Crude Oil (including, but not limited to Crude Oil in transit in pipelines) and Special Crude Oil Lots for which Coffeyville bears the risk of loss pursuant to Section 9.2 herein, Coffeyville shall have an insurable interest and shall procure and maintain property (cargo) damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost. In the event that the market value or potential full replacement cost of all Crude Oil or Special Crude Oil Lots, as applicable, exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, Coffeyville will maintain the highest insurance limit available at commercially reasonable rates. Vitol shall be named a “loss payee” under such required coverage. In the event of Coffeyville’s failure to fully insure any Crude Oil or Special Crude Oil Lots otherwise required to be fully insured hereunder, Coffeyville shall notify Vitol promptly, but no later than the transportation of such underinsured Crude Oil or Special Crude Oil Lots, providing full details of such failure, and Vitol shall have the right to fully insure such underinsured Crude Oil or Special Crude Oil Lots.
     (c) Vitol shall procure and maintain liability coverage that includes bodily injury, property damage and contractual liability, marine or charterers’ liability, and “sudden and accidental pollution” liability coverage, with limits no less than $100,000,000 per occurrence and $100,000,000 in the aggregate.
     (d) Coffeyville shall procure and maintain liability coverage that includes bodily injury, property damage and contractual liability, and “sudden and accidental pollution” liability coverage, with limits no less than $100,000,000 per occurrence and $100,000,000 in the aggregate.
     3. Article 8A. A new Article 8A is added as follows: Vitol shall have the right to sell any or all of the Special Crude Oil Lot Stored Quantity to entities other than Coffeyville. In the event of such a sale, Vitol will provide Coffeyville notice within one Business Day after the sale and the Parties will finally settle (on such Business Day) any and all charges that may be due between them related to such Special Crude Oil Lot Stored Quantity sold by Vitol to a third party. Unless otherwise agreed by Coffeyville in writing, any sale of all or part of a Special Crude Oil Lot Stored Quantity to a third party will require such third party to remove such purchased Special Crude Oil Lot Stored Quantity from the Special Crude Oil Lot Tanks by the end of the calendar month in which such third party sale occurs.
     4. Article 9.2. Article 9.2 is deleted and replaced in its entirety as follows:
9.2 Title and Risk of Loss. Risk of loss of the Crude Oil shall pass from Vitol to Coffeyville, as the case may be, (i) for marine transports, as the Crude Oil exits the last permanent flange of the transporting vessel’s delivery arm for land deliveries at an on- shore receiving facility, or (ii) for pipeline transports, as the Crude Oil passes the first applicable custody meter of the delivering Pipeline System. Risk of loss of any Special Crude Oil Lots shall be for the account of Coffeyville. Title to the Crude Oil shall pass from Vitol to Coffeyville at the Delivery Point, and Coffeyville shall assume custody of Crude Oil as it passes the Delivery Point. Title to any Special Crude Oil Lots sold by Coffeyville to Vitol shall pass from Coffeyville to Vitol at the Delivery Point upon Vitol’s payment for such Special Crude Oil Lots. Title to any Special Crude Oil Lot(s) sold by Vitol to Coffeyville shall pass from Vitol to Coffeyville at the Delivery Point upon payment for such Special Crude Oil Lot(s) by Coffeyville. Before custody transfer for Crude Oil at the Delivery Point, Vitol shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil. Coffeyville shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession and handling of Special Crude Oil Lots. At and after custody transfer at the Delivery Point, Coffeyville shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil or Special Crude Oil Lots, as applicable.
     5. Article 9.3. Article 9.3 is deleted and replaced in its entirety as follows:
9.3 Casualty and Other Losses. If a Catastrophic Loss of Crude Oil or of a Special Crude Oil Lot, as applicable, occurs after the passage of risk of loss, but prior to the passage of title, to Coffeyville, any such Catastrophic Loss shall be for Coffeyville’s account, and Coffeyville shall be required to pay Vitol the Transfer Price with respect to such volumes. Upon receipt of such payment from Coffeyville, Vitol shall allocate to Coffeyville’s account any insurance proceeds received with respect to such Catastrophic Loss. Conversely, any Catastrophic Loss of Crude Oil occurring prior to the passage of risk of loss shall be for Vitol’s account; Vitol shall retain any insurance proceeds received with respect to such loss, and Coffeyville will bear no obligation with respect thereto. Notwithstanding anything to the contrary herein, any Crude Oil Gains and Losses and Special Crude Lot Gains and Loss shall be borne by and for the account of Coffeyville and shall be included in the Transfer Price.
     6. Article 27. Article 27 of the Supply Agreement is amended to provide that any notice to Coffeyville will also be provided to:
Coffeyville Resources Refining & Marketing, LLC
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attn: Patrick Quinn
Fax: 281-207-3361
     7. The definitions contained in the Supply Agreement will have the same meaning in this Amendment unless otherwise stated in this Amendment.
     8. Except as otherwise stated in this Amendment, all terms and conditions of the Supply Agreement will remain in full force and effect.
     9. This Amendment may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts will together constitute one and the same instruments.
     10. This Amendment will be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles.

[Signature Page to Follow]

     IN WITNESS WHEREOF, each Party has caused this Fourth Amendment to be executed by its duly authorized representative, effective as of the Effective Date.

Vitol Inc.

By:	/s/ James C. Dyer, IV

Title:	V. P.
Date:	25 Jan 2010

Coffeyville Resources Refining & Marketing, LLC

By:	/s/ John J. Lipinski

Title:	CEO
Date:	1/25/10